Exhibit 4.20

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of May 7, 2015 (this “Second Supplemental Indenture”), is between Actavis Funding SCS, a limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg registered with the Luxembourg Register of Commerce and Companies under number B187.310, having a share capital of $20,000 (the “Company”) and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of March 12, 2015 (the “Base Indenture”), providing for the issuance by the Company from time to time of its unsecured debentures, notes, bonds or other evidences of indebtedness (hereinafter called the “Securities”), to be issued in one or more series and to have such other provisions as provided in one or more supplemental indentures;

WHEREAS, the Company has heretofore executed and delivered to the Trustee a first supplemental indenture dated as of March 12, 2015 to the Base Indenture (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), providing for the issuance of (i) “Floating Rate Notes due 2016” (the “2016 Floating Rate Notes”), limited initially to $500,000,000 in aggregate principal amount, (ii) “Floating Rate Notes due 2018” (the “2018 Floating Rate Notes”), limited initially to $500,000,000 in aggregate principal amount, (iii) “Floating Rate Notes due 2020” (the “2020 Floating Rate Notes” and, together with the 2016 Floating Rate Notes and the 2018 Floating Rate Notes, the “Floating Rate Notes”), limited initially to $500,000,000 in aggregate principal amount, (iv) “1.850% Senior Notes due 2017” (the “2017 Notes”), limited initially to $1,000,000,000 in aggregate principal amount, (v) “2.350% Senior Notes due 2018” (the “2018 Notes”), limited initially to $3,000,000,000 in aggregate principal amount, (vi) “3.000% Senior Notes due 2020” (the “2020 Notes”), limited initially to $3,500,000,000 in aggregate principal amount, (vii) “3.450% Senior Notes due 2022” (the “2022 Notes”), limited initially to $3,000,000,000 in aggregate principal amount, (viii) “3.800% Senior Notes due 2025” (the “2025 Notes”), limited initially to $4,000,000,000 in aggregate principal amount, (ix) “4.550% Senior Notes due 2035” (the “2035 Notes”), limited initially to $2,500,000,000 in aggregate principal amount, and (x) “4.750% Senior Notes due 2045” (the “2045 Notes” and, together with the Floating Rate Notes, the 2017 Notes, the 2018 Notes, the 2020 Notes, the 2022 Notes, the 2025 Notes and the 2035 Notes, the “Notes”), limited initially to $2,500,000,000 in aggregate principal amount;

WHEREAS, Section 7.01(g) of the Base Indenture permits the Company and the Trustee, without the consent of any Holder of Securities, to enter into one or more supplemental indentures to conform the text of the Indenture, the Securities of any series or the Security Guarantees to any provision of the “Description of the Actavis Funding SCS Debt Securities” or the “Description of the Notes,” as applicable, in the related prospectus or prospectus supplement for such series to the extent that such provision in the “Description of the Actavis Funding SCS Debt Securities” or the “Description of the Notes,” as applicable, was intended to be a verbatim recitation of a provision of the Indenture or the Securities of such series which intent shall be evidenced by an Officer’s Certificate to that effect;

WHEREAS, the amendments contained herein in this Second Supplemental Indenture conform the text of the Indenture, as modified by the First Supplemental Indenture, to the provisions of the “Description of the Notes” of the prospectus supplement related to the Notes dated March 3, 2015 to the prospectus dated February 19, 2015; and

WHEREAS, pursuant to Section 7.01 of the Base Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture and the rules of construction contained in the Base Indenture will apply equally to this Second Supplemental Indenture.

SECTION 2. Amendments to the First Supplemental Indenture.

(a) The following definitions are added to Section 1 of the First Supplemental Indenture in alphabetical order:

(i) “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity (actual or interpolated) comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities to be redeemed.

(ii) “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, on the third business day preceding such redemption date, as contained in the daily statistical release, or any successor release, published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if the release, or any successor release, is not published or does not contain these prices on that business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (b) if the Company obtains fewer than three Reference Treasury Dealer Quotations, the average of all of these quotations.

(iii) “Independent Investment Banker” means the Reference Treasury Dealer appointed by the Company.

(iv) “Reference Treasury Dealer” means each of (1) J.P. Morgan Securities LLC and Mizuho Securities USA Inc. and their respective successors and (2) a primary U.S. government securities dealer (a “Primary Treasury Dealer”) selected by Wells Fargo Securities, LLC and its successors, provided that if at any time any of the foregoing is not a Primary Treasury Dealer, the Company will substitute that entity with another nationally recognized investment banking firm that the Company selects that is a Primary Treasury Dealer.

(v) “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

(vi) “Remaining Scheduled Payments” means, with respect to each Security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Security, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

(vii) “Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as the second business day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

SECTION 3. Effect of Second Supplemental Indenture. This Second Supplemental Indenture is a supplemental indenture within the meaning of the Base Indenture. The provisions of this Second Supplemental Indenture are intended to supplement those of the Indenture as in effect immediately prior to the execution and delivery hereof. The Indenture shall remain in full force and effect except to the extent that the provisions of the Indenture are expressly modified by the terms of this Second Supplemental Indenture. The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Notes, the Indenture, as supplemented and amended by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

SECTION 4. Governing Law. The internal law of the State of New York shall govern and be used to construe this Second Supplemental Indenture without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 5. Trustee’s Disclaimer. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

SECTION 6. Trust Indenture Act Controls. If any provision hereof limits, qualifies or conflicts with the duties imposed by the Trust Indenture Act § 318(c), the imposed duties shall control.

SECTION 7. Consent to Jurisdiction and Service of Process. Section 14.17 of the Base Indenture (Consent to Jurisdiction and Service of Process) shall apply to this Second Supplemental Indenture.

SECTION 8. Counterpart Originals. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Second Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture and signature pages for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, as of the date first above written.

ACTAVIS FUNDING SCS, as the Company For and on behalf of Actavis International Holding S.à r.l., in its capacity as General Partner of the Company, itself represented by:

By:	/s/ Stephen M. Kaufhold
Stephen M. Kaufhold
Title: Class A Manager

By:	/s/ Fabrice Rota
Fabrice Rota
Title: Class B Manager

[Signature Page to Second Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ John C. Stohlmann
Name: John C. Stohlmann
Title: Vice President

[Signature Page to Second Supplemental Indenture]